Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On October 8, 2021 (the “Separation Date”), Mandiant, Inc. (f/k/a FireEye, Inc.) (the “Company”) completed the previously announced separation (the “Separation”) of its product business (the “Product business” or “Polaris”) and sold it to Symphony Technology Group (“Buyer”) in an all-cash transaction of $1.2 billion and assumption of certain liabilities of the Product business as specified in the Asset Purchase Agreement and the Amendment to the Asset Purchase Agreement (collectively the “Purchase Agreement”). Following the entry into a definitive agreement on May 29, 2021 to sell the Product business to the Buyer, the business was classified as discontinued operations in our condensed consolidated financial statements and excluded from continuing operations and the related assets and liabilities were classified as held for sale beginning in the second quarter of 2021.

The following unaudited pro forma condensed consolidated financial statements and accompanying notes reflect the impact of the Separation as if it occurred: on June 30, 2021 for the unaudited pro forma condensed consolidated balance sheet (“pro forma balance sheet”) as of June 30, 2021; and on January 1, 2020 for the unaudited pro forma condensed consolidated statements of operations (“pro forma statements of operations”) for the six months ended June 30, 2021 and the years ended December 31, 2020, 2019 and 2018. The unaudited pro forma condensed consolidated financial statements have been derived from the Company’s historical consolidated financial statements and give effect to the Separation, as necessary.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information. Regulation S-X Article 11, which requires that pro forma financial information include the following pro forma adjustments to the historical financial information of the registrant:
–Transaction Accounting Adjustments – Adjustments that reflect only the application of required accounting to the acquisition, disposition, or other transaction.
–Autonomous Entity Adjustments – Adjustments that are necessary to reflect the operations and financial position of the registrant as an autonomous entity when the registrant was previously part of another entity.

The transaction accounting adjustments to reflect the Separation include but are not limited to:
–the separation of the operations, assets and liabilities related to Polaris from the Company and the transfer of those assets and liabilities to the Buyer; and
–the impact of, and transactions contemplated by, the Purchase Agreement and the other separation documents such as the Reseller and Market Cooperation Agreement (the “RSA”) and the Transition Services Agreement (the “TSA”).

The transaction accounting adjustments are based on available information and assumptions that the Company's management believes are reasonable and are reflected in the pro forma statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 and the pro forma balance sheet as of June 30, 2021. However, such adjustments are estimates and actual experience may differ from expectations. There are no autonomous entity adjustments included in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only, do not reflect what the Company’s financial position and results of operations would have been had the Separation occurred on the dates indicated, are not necessarily indicative of the Company’s future financial position and future results of operations, and do not reflect all actions that may be taken by the Company after the Separation. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable under the circumstances.

The unaudited pro forma condensed consolidated financial statements and the accompanying notes should be read in conjunction with:
–the audited consolidated financial statements and accompanying notes included in the Company’s Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021; and
–the unaudited condensed consolidated financial statements and accompanying notes included in the Company’s Form 10-Q for the three and six months ended June 30, 2021, filed with the SEC on August 9, 2021.

MANDIANT, INC.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(in thousands)

	As of June 30, 2021
	Historical	Assets/ Liabilities Held for Sale (Note 1(a))	Pro Forma Adjustments	Note 1	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$387,310	$-	$1,200,000 (25,000)	(j) (g)	$1,562,310
Short-term investments	866,301	-	-		866,301
Accounts receivable, net	77,257	-	(10,000)	(g)	67,257
Prepaid expenses and other current assets	40,634	-	-		40,634
Current assets held for sale	500,688	(500,688)	(35,000) 35,000	(g) (g)	-
Total current assets	1,872,190	(500,688)	1,165,000		2,536,502
Property and equipment, net	65,886	-	-		65,886
Operating lease right-of-use assets, net	36,096	-	-		36,096
Goodwill	1,050,924	-	-		1,050,924
Intangible assets, net	98,447	-	-		98,447
Deposits and other long-term assets	18,390	-	-		18,390
TOTAL ASSETS	$3,141,933	$(500,688)	$1,165,000		$3,806,245
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,375	$-	$-		$9,375
Operating lease liabilities, current	12,157	-	-		12,157
Accrued and other current liabilities	19,564	-	13,007 23,124 (15,256) 26,339 14,600	(c) (e) (g) (h) (i)	81,378
Accrued compensation	65,226	-	7,366 (19,744)	(f) (g)	52,848
Convertible senior notes, current, net	440,497	-	-		440,497
Deferred revenue, current	235,960	-	-		235,960
Current liabilities held for sale	637,669	(637,669)	(35,000) 35,000	(g) (g)	-
Total current liabilities	1,420,448	(637,669)	49,436		832,215
Convertible senior notes, non-current, net	543,306	-	-		543,306
Deferred revenue, non-current	61,366	-	-		61,366
Operating lease liabilities, non-current	56,624	-	-		56,624
Other long-term liabilities	4,586	-	26,014 9,999 3,500	(c) (h) (i)	44,099
Total liabilities	2,086,330	(637,669)	88,949		1,537,610
Series A Convertible Preferred Stock, par value of $0.0001 per share; 400 shares authorized, issued and outstanding as of June 30, 2021	410,124	-	-		410,124
Stockholders' equity:
Common stock, par value of $0.0001 per share; 1,000,000 shares authorized, and 239,177 outstanding as of June 30, 2021	24	-	-		24
Additional paid-in capital	3,653,574	-	3,365	(f)	3,656,939
Treasury stock, at cost 1,778 shares as of June 30, 2021	(80,000)	-	-		(80,000)
Accumulated other comprehensive income	1,419	-	-		1,419
Accumulated deficit	(2,929,538)	136,981	1,072,686	(k)	(1,719,871)
Total stockholders' equity	645,479	136,981	1,076,051		1,858,511
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$3,141,933	$(500,688)	$1,165,000		$3,806,245
Refer to accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

MANDIANT, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the Six Months Ended June 30, 2021
	Historical	Discontinued Operations (Note 1(a))	Pro Forma Adjustments	Note 1	Pro Forma
Revenue:
Platform, cloud subscription and managed services	$107,935	$-	$-		$107,935
Professional services	120,663	-	-		120,663
Total revenue	228,598	-	-		228,598
Cost of revenue:
Platform, cloud subscription and managed services	54,856	-	-		54,856
Professional services	67,754	-	-		67,754
Total cost of revenue	122,610	-	-		122,610
Total gross profit	105,988	-	-		105,988
Operating expenses:
Research and development	82,835	-	-		82,835
Sales and marketing	124,231	-	-		124,231
General and administrative	54,371	-	498	(c)	54,869
Restructuring charges	1,927	-	-		1,927
Total operating expenses	263,364	-	498		263,862
Operating loss	(157,376)	-	(498)		(157,874)
Interest income	3,009	-	-		3,009
Interest expense	(29,386)	-	-		(29,386)
Other expense, net	100	-	-		100
Loss from continuing operations before income taxes	$(183,653)	$-	$(498)		$(184,151)
Provision for income taxes	1,943	-	-		1,943
Net loss from continuing operations	(185,596)	-	(498)		(186,094)
Net income from discontinued operations, net of income taxes	70,254	(70,254)	-		-
Net loss	$(115,342)	$(70,254)	$(498)		$(186,094)
Dividend on series A convertible preferred stock	(9,075)	-	-		(9,075)
Accretion of series A convertible preferred stock	(82)	-	-		(82)
Net loss attributable to common stockholders	$(124,499)	$(70,254)	$(498)		$(195,251)
Net loss attributable to common stock per share - basic and diluted:
Net loss from continuing operations	$(0.83)				$(0.83)
Net income from discontinued operations	0.30				0.00
Net loss	$(0.53)				$(0.83)
Weighted average number of shares - basic and diluted	236,016				236,016
Refer to accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

MANDIANT, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the Year Ended December 31, 2020
	Historical	Discontinued Operations (Note 1(a))	Pro Forma Adjustments	Note 1	Pro Forma
Revenue:
Platform, cloud subscription and managed services	$-	$-	$198,694	(b)	$198,694
Product, subscription and support	724,945	(526,251)	(198,694)	(b)	-
Professional services	215,639	(14,625)	-		201,014
Total revenue	940,584	(540,876)	-		399,708
Cost of revenue:
Platform, cloud subscription and managed services	-	-	107,872	(b)	107,872
Product, subscription and support	217,255	(107,472)	(109,783)	(b)	-
Professional services	116,772	(11,607)	12,480	(b)	117,645
Total cost of revenue	334,027	(119,079)	10,569		225,517
Total gross profit	606,557	(421,797)	(10,569)		174,191
Operating expenses:
Research and development	252,771	(119,467)	(11,259) (1,601)	(b) (d)	120,444
Sales and marketing	380,998	(152,437)	(4,205) (839)	(b) (d)	223,517
General and administrative	101,452	-	4,895 1,373 (49,979) 23,124 4,996	(b) (c) (d) (e) (f)	85,861
Restructuring charges	26,507	(5,423)	-		21,084
Total operating expenses	761,728	(277,327)	(33,495)		450,906
Operating income (loss)	(155,171)	(144,470)	22,926		(276,715)
Interest income	11,325	-	-		11,325
Interest expense	(60,066)	-	-		(60,066)
Other income (expense), net	(497)	-	52,419 (52,419)	(d) (d)	(497)
Income (loss) before income taxes	$(204,409)	$(144,470)	$22,926		$(325,953)
Provision for income taxes	2,894	(2,434)	-		460
Net income (loss)	$(207,303)	$(142,036)	$22,926		$(326,413)
Dividend on series A convertible preferred stock	(1,050)	-	-		(1,050)
Accretion of series A convertible preferred stock	(4,653)	-	-		(4,653)
Net loss attributable to common stockholders, basic and diluted	$(213,006)	$(142,036)	$22,926		$(332,116)
Net loss per share attributable to common stockholders, basic and diluted:	$(0.95)				$(1.49)
Weighted average shares used in computing net loss per share, basic and diluted	223,308				223,308
Refer to accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

MANDIANT, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the Year Ended December 31, 2019
	Historical	Discontinued Operations (Note 1(a))	Pro Forma Adjustments	Note 1	Pro Forma
Revenue:
Platform, cloud subscription and managed services	$-	$-	$163,582	(b)	$163,582
Product, subscription and support	708,836	(545,254)	(163,582)	(b)	-
Professional services	180,316	(12,529)	-		167,787
Total revenue	889,152	(557,783)	-		331,369
Cost of revenue:
Platform, cloud subscription and managed services	-	-	101,793	(b)	101,793
Product, subscription and support	210,432	(104,917)	(105,515)	(b)	-
Professional services	98,460	(11,251)	11,302	(b)	98,511
Total cost of revenue	308,892	(116,168)	7,580		200,304
Total gross profit	580,260	(441,615)	(7,580)		131,065
Operating expenses:
Research and development	271,326	(154,277)	(13,986)	(b)	103,063
Sales and marketing	396,822	(158,598)	(1,147)	(b)	237,077
General and administrative	111,881	-	7,553	(b)	119,434
Restructuring charges	10,265	-	-		10,265
Total operating expenses	790,294	(312,875)	(7,580)		469,839
Operating loss	(210,034)	(128,740)	-		(338,774)
Interest income	22,017	-	-		22,017
Interest expense	(61,927)	-	-		(61,927)
Other expense, net	(1,775)	-	-		(1,775)
Loss before income taxes	$(251,719)	$(128,740)	$-		$(380,459)
Provision for income taxes	5,690	(23,229)	-		(17,539)
Net loss	$(257,409)	$(105,511)	$-		$(362,920)
Net loss attributable to common stock per share - basic and diluted:
Net loss per share attributable to common stockholders, basic and diluted	$(1.24)				$(1.75)
Weighted average shares used in computing net loss per share, basic and diluted	207,234				207,234
Refer to accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

MANDIANT, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
(in thousands, except per share amounts)

	For the Year Ended December 31, 2018
	Historical	Discontinued Operations (Note 1(a))	Pro Forma Adjustments	Note 1	Pro Forma
Revenue:
Platform, cloud subscription and managed services	$-	$-	$132,357	(b)	$132,357
Product, subscription and support	687,382	(555,025)	(132,357)	(b)	-
Professional services	143,568	(10,713)	-		132,855
Total revenue	830,950	(565,738)	-		265,212
Cost of revenue:
Platform, cloud subscription and managed services	-	-	91,941	(b)	91,941
Product, subscription and support	188,301	(95,281)	(93,020)	(b)	-
Professional services	84,174	(10,652)	9,202	(b)	82,724
Total cost of revenue	272,475	(105,933)	8,123		174,665
Total gross profit	558,475	(459,805)	(8,123)		90,547
Operating expenses:
Research and development	254,142	(160,762)	(17,657)	(b)	75,723
Sales and marketing	380,962	(155,715)	258	(b)	225,505
General and administrative	105,773	-	9,276	(b)	115,049
Restructuring charges	-	-	-		-
Total operating expenses	740,877	(316,477)	(8,123)		416,277
Operating loss	(182,402)	(143,328)	-		(325,730)
Interest income	16,033	-	-		16,033
Interest expense	(56,426)	-	-		(56,426)
Other expense, net	(14,804)	-	-		(14,804)
Loss before income taxes	$(237,599)	$(143,328)	$-		$(380,927)
Provision for income taxes	5,524	(26,441)	-		(20,917)
Net loss	$(243,123)	$(116,887)	$-		$(360,010)
Net loss attributable to common stock per share - basic and diluted:
Net loss per share attributable to common stockholders, basic and diluted	$(1.27)				$(1.89)
Weighted average shares used in computing net loss per share, basic and diluted	190,803				190,803

Refer to accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1 Pro forma adjustments
The adjustments included in the unaudited pro forma condensed consolidated financial statements are described below:
(a)Reflects the disposition of the operations, assets, liabilities, and accumulated deficit of the Polaris business in accordance with ASC 205, Presentation of Financial Statements (“ASC 205”).
(b)Reflects reclassifications to conform with current period presentation and alignment to a revised cost allocation structure related to information technology and facility costs.
(c)Reflects the expenses to be incurred by the Company for the service offerings to be provided to the Buyer and product offerings to be obtained from the Buyer, respectively, under the RSA, pursuant to which each party will grant the other a non-exclusive appointment and license as both a seller and a reseller to promote, sell and distribute the product and service offerings directly or indirectly through the Buyer’s authorized resale and distribution channel on a standalone basis or as part of a bundled service at agreed-upon rates for thirty-six months following the Separation. The RSA is intended to enable the parties and their respective subsidiaries to continue using certain product and service offerings in the operation of their businesses. The agreed-upon fees for the product and service offerings are generally intended to (i) allow the providing party to recover all costs and expenses of providing such product and service offerings plus a mark-up over those costs and expenses or (ii) compensate the providing party for providing such product and service offerings through an agreed-upon fixed fee arrangement.
We determined that the terms of the RSA are off-market. Accordingly, the unaudited pro forma balance sheet as of June 30, 2021 has been adjusted to record a liability of $13.0 million and $26.0 million to accrued and other current liabilities and other long-term liabilities, respectively, which represented the fair value of the off-market component of the RSA. The total off-market component of $39.0 million was reduced from the purchase consideration. The interest component related to the amortization of the liability has been recorded as an adjustment to general and administrative expense in the pro forma statements of operations of $0.5 million in the six months ended June 30, 2021 and $1.4 million in the year ended December 31, 2020.
(d)Reflects the income to be earned and expenses to be incurred by the Company under the TSA, pursuant to which the Company will provide certain services to the Buyer. The services provided under the TSA will run through the periods of time set forth in the schedules to the TSA, up to 12 months following the Separation. The services to be provided under the TSA relate primarily to business administrative including accounting and treasury, human resources, payroll, general information technology and data hosting and migration services. The agreed-upon charges for such services are generally intended to allow the service provider to recover all costs and expenses of providing such services. The Company and the Buyer may extend the terms of services which they receive pursuant to the TSA by six months per service. The TSA is expected to result in incremental other income of approximately $52.4 million per year which reimburses the Company for the general and administrative expenses, sales and marketing expenses and research and development expenses incurred for approximately $50.0 million, $0.8 million and $1.6 million, respectively, per year. As this adjustment relates to a new contractual arrangement and the effects are limited in the pro forma statement of operations to the most recent full year, the general and administrative expenses, sales and marketing expenses and research and development expenses have been reclassed to other expenses and have been presented on a net basis with the expected income.
(e)We anticipate incurring additional costs of approximately $23.1 million subsequent to June 30, 2021 to complete the Separation. These costs primarily relate to commission, legal fees, third-party consulting, accounting fees and other costs directly related to the Separation. The unaudited pro forma balance sheet as of June 30, 2021 has been adjusted to record estimated separation costs of $23.1 million in accrued expenses and other current liabilities, with a corresponding increase to accumulated deficit. The amount has been recorded as an adjustment to general and administrative expense in the pro forma statement of operations for the year ended December 31, 2020. The remaining transaction costs of $10.0 million are included in the historical consolidated statement of operations of the Company for the six months ended June 30, 2021.
(f)Reflects the accrual of additional compensation expense incurred subsequent to June 30, 2021 in conjunction with the announcement of the Separation. The expense has been recorded as an adjustment to the pro forma statement of operations and relates to retention bonuses. These costs will not affect the Company’s statement of operations beyond 12 months after the acquisition date. The pro forma statement of operations has been adjusted to record estimated compensation expense of $5.0 million for the year ended December 31, 2020 in general and administrative expenses. In addition, the Company anticipates incurring compensation expense related to the acceleration of share-based payment awards and retention bonuses of $9.3 million which will be presented as discontinued operations in future filings. The remaining compensation expenses of $2.5 million are included in the historical consolidated statement of operations of the Company for the six months ended June 30, 2021.
The pro forma balance sheet as of June 30, 2021 has been adjusted to record estimated compensation related obligations of $7.4 million and $3.3 million in accrued compensation and additional paid-in capital, respectively, with a $10.7 million offset to accumulated deficit.

(g)As a result of the Amendment to the Asset Purchase Agreement, the Company agreed to sell additional assets and transfer additional liabilities compared to those identified as of June 30, 2021. The adjustment has been recorded as an increase in assets held for sale of approximately $35.0 million and through a reclassification of $25.0 million and $10.0 million from cash and cash equivalents and accounts receivable, respectively. The adjustment has been recorded as an increase in liabilities held for sale of approximately $35.0 million and through a reclassification of $19.7 million and $15.3 million from accrued compensation and accrued and other current liabilities, respectively. After the adjustment, the assets held for sale and liabilities held for sale totaled $535.7 million and $672.7 million, respectively.
(h)Represents expected reimbursement by the Company in relation to transfer to the Buyer of unvested equity awards liability pertaining to transferred employees which will now be paid by the Buyer to such employees in cash over an eighteen-month period. The maximum amount of reimbursement shall not exceed $40.0 million and has been adjusted for expected forfeitures. The Company has recognized a corresponding liability of $26.3 million and $10.0 million in accrued and other current liabilities and other long-term liabilities, respectively.
(i)Estimated income taxes have been calculated using the statutory tax rates in the relevant jurisdictions and considers the utilization of existing tax attributes (e.g. net operating loss and credit carryforwards). The unaudited pro forma balance sheet as of June 30, 2021 has been adjusted to record the liability of $14.6 million and $3.5 million in accrued and other long-term liabilities, respectively.
(j)A pro forma GAAP gain on disposal is calculated as outlined in the table below. The pro forma gain on disposal is based on the assets and liabilities held for sale from Polaris’ historical balance sheet information as of June 30, 2021. The actual gain on disposal will be based on Polaris’ historical balance sheet information as of the Separation Date and may differ significantly. The pro forma gain on disposal has not been reflected in the pro forma statements of operations as this amount pertains to discontinued operations and does not reflect the impact on income from continuing operations.
(in thousands)

Cash proceeds		$1,200,000
Adjustments (1)		(75,359)
Net consideration		1,124,641
Assets and liabilities disposed of:
Assets (Note (g))	$ 535,688
Liabilities (Note (g))	(672,669)
Less: net liabilities disposed of		(136,981)
Pro forma pre-tax gain on disposal		$1,261,622
Estimated income taxes (Note (i))		(18,100)
Pro forma gain on disposal		$1,243,522
1.Estimated adjustments to the consideration due to the following (in thousands):

Expected reimbursement to the Buyer for unpaid incentive liability assumed (Note (h))	$(36,338)
Fair value adjustment of RSA agreement (Note (c))	(39,021)
Total Adjustments to Gross Cash Consideration	$(75,359)

(k)The pro forma GAAP adjustment to accumulated deficit is calculated as outlined in the table below.
(in thousands)

Pro forma gain on disposal (Note (j))	$1,243,522
Compensation (Note (f))	(10,731)
Transaction costs (Note (e))	(23,124)
Less: net liabilities disposed of (Note (j))	(136,981)
Pro forma GAAP adjustment to accumulated deficit	$1,072,686